EXHIBIT 99.1

Royal Gold Provides Update on its Q3 2023 Stream Segment Sales and Details for Release of Q3 2023 Results

DENVER, COLORADO. October 10, 2023: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) announced today that its wholly owned subsidiary, RGLD Gold AG, sold approximately 51,300 gold equivalent ounces (GEOs)1 comprised of approximately 37,500 ounces of gold, 613,700 ounces of silver and 1,500 tonnes of copper related to its streaming agreements during the three-month period ended September 30, 2023 (the “third quarter”). The Company had approximately 18,600 ounces of gold and 269,600 ounces of silver in inventory at September 30, 2023.

RGLD Gold AG’s average realized gold, silver and copper prices for the third quarter were $1,933 per ounce, $23.50 per ounce and $8,241 per tonne ($3.74 per pound), respectively.  Cost of sales was approximately $416 per GEO for the third quarter.  Cost of sales is specific to the Company’s streaming agreements and is the result of the Company’s purchase of gold, silver or copper for cash payments at a set contractual price, or a percentage of the prevailing market price of gold, silver or copper when purchased.

Details for Q3 2023 Results Release

Royal Gold’s results for the quarter ended September 30, 2023, will be released after the market closes on Wednesday, November 1, 2023, followed by a conference call on Thursday, November 2, 2023, at 1:00 p.m. Eastern Time (11:00 a.m. Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.

Third Quarter 2023 Call Information:

Dial-In	833-470-1428 (U.S.); toll free
Numbers:	833-950-0062 (Canada); toll free 929-526-1599 (International)
Access Code:	573024

Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Corporate Profile

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of September 30, 2023, the Company owned interests on 181 properties on five continents, including interests on 39 producing mines and 22 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Alistair Baker
Vice President Investor Relations and Business Development
(720) 554-6995

1 GEOs are calculated as Royal Gold’s revenue divided by the average London PM gold fixing price for the quarter ended September 30, 2023, of $1,928 per ounce.